[LOGO]  CREDIT SUISSE                                             FOUNDED 1856


SCHWEIZERISCHE KREDITANSTALT
CREDITO SVIZZERO                                             November 28, 1995

LOS ANGELES

Telephone        (213) 955-8200
Cable Address    Credswiss
Telex            67227
Letters          633 West Fifth Street, 64th Floor
                 Los Angeles, CA 90071

SMITH'S FOOD & DRUG CENTERS, INC.
1550 So. Redwood Road
Salt Lake City, UT 84104

Attn: Mr. Casey Jones
      Director of Capital Development and Banking

Gentlemen:

We are pleased to confirm to you by this letter agreement (the "Agreement") that a new unsecured revolving credit facility has placed at the disposal of Smith's Food & Drug Centers, Inc. (the "Company") for general corporate purposes under the following terms and conditions. This facility replaces the existing $15,000,000 revolving credit facility with Credit Suisse dated October 15, 1993, as amended.

1. THE REVOLVING CREDIT

1.1 AMOUNT AND GENERAL TERMS: Subject to the terms hereof, we will make loans to the Company as you may request from time to time from the date hereof (the "Effective Date") to June 30, 1999 (the "Commitment Termination Date"), up to but not exceeding $15,000,000 in aggregate principal amount at any time outstanding (the "Commitment"). The Company may borrow, repay, and reborrow hereunder, from the date of its acceptance of this Agreement until the Commitment Termination Date, either the full amount of the Commitment or any lesser sum which is $1,000,000 or a multiple thereof, by means of the borrowing options outlined below, provided that all loans will be repaid to us on or before the Commitment Termination Date.

1.2 BORROWING OPTIONS AND INTEREST RATES: Interest on the principal balance of the loan, from time to time outstanding, will be payable at the Company's option at the following rates per annum:

(a) For periods of one, two, three or six months, London Interbank Offered Rate (LIBOR) plus a margin of 50.0 basis points. LIBOR means the average (rounded upwards, if necessary, to next higher 1/16 of 1%) of the respective rate per annum at which deposits in dollars are offered to Credit Suisse in the London interbank market at approximately 11:00 AM (London time) two Euro-dollar business days before the first day of such interest period in an amount approximately equal to the principal amount of the euro-dollar loan of Credit Suisse to which such interest period is to apply and for a period of time comparable to such interest period.

(b) For periods of one to twenty-nine days, Credit Suisse Base Rate. "Base Rate" means the higher of (1) the base commercial lending rate announced by us from time to time or (2) the rate of interest quoted to us from time to time for the purchase by us from other banks or dealers of United States Federal Funds on an overnight basis in an amount comparable to the principal amount of the relevant loan plus 50 basis points. Any change in such Base Rate shall be effective on the date specified in the public announcement of such change.

(c) For periods of one to twenty-nine days, bid option at negotiated rates.

Interest is payable on the last business day of the interest period of the relevant borrowing and if such interest period is longer than three months, at intervals of three months after the first day thereof, and at maturity of the relevant borrowing. Interest shall be computed on the actual number of days elapsed on a 360-day year basis.

Overdue payments of principal and interest shall bear interest, payable on demand, at a rate equal to the Base Rate plus 1% per annum until paid in full.

All borrowing under this Commitment will be evidenced by one Revolving Promissory Note (attached) duly executed by the Company.

1.3 BORROWING NOTICES, PAYMENTS AND PREPAYMENTS:

(a) Request for Base Rate borrowing and bid option should be made before 11:00 AM Los Angeles time on the date of such request.

(b) Request for LIBOR borrowing should be made before 8:00 AM Los Angeles time three business days prior to the intended drawing as it is customary that the rate applicable to the specific borrowing period be fixed two London business days preceding the date of borrowing.

All loans will be paid free and clear of all taxes now imposed, or those that will affect any change in the basis of taxation of any amounts payable to the Bank (other than Federal, State and Local income taxes imposed on the Bank).

Loans based on Base Rate may be prepaid without penalty. Prepayment of loans granted on a LIBOR basis will be subject to a prepayment penalty equal to the amount of any loss incurred by us in liquidating and/or re-employing the amounts borrowed by us to fund the loans, plus related reasonable expenses.

1.4 COMMITMENT FEES: From and after the date hereof, until the Commitment Termination Date, the Company will pay us a commitment fee equal to 20.0 basis points per annum on the average daily undisbursed amount of the Commitment, from the date hereof to the Commitment Termination Date, payable quarterly in arrears, commencing on December 31, 1995. The commitment fee shall be calculated on the basis of actual days elapsed and a year of 360 days.

All disbursements and payments hereunder are to be made in U.S. dollars in immediately available funds. All payments by or on behalf of the Company to us under this Agreement shall be made prior to 12:00 PM Los Angeles time on the date due to us at the offices at 12 East 49th Street, New York, NY 10017 (Attn:
Loan Department).

2. YIELD PROTECTION AND ILLEGALITY

2.1 ADDITIONAL COSTS: In the event that by reason of the provisions of Federal Reserve Board Regulation D as presently in effect or by reason of any amendment or change in said regulation or in any other applicable banking law or regulations or the interpretation thereof or by reason of any requirements or directives of any governmental authority whatsoever, we incur reserve costs on, or on account of, any advance or commitment, we shall inform the Company accordingly and shall from time to time charge the Company for such reserve costs.

2.2 CAPITAL ADEQUACY: In addition, the Company agrees to pay us on demand such amounts as we reasonably determine are necessary to compensate us for any increased costs or reduction in rates of return attributable to this Agreement and resulting from the applications of any law, regulation, directive or request becoming effective after the date of this Agreement (regardless if earlier promulgated or announced) and applicable to the Bank regarding any reserve, assessment, capital adequacy or capital maintenance or similar requirement relating to this Agreement.

2.3 ILLEGALITY: Notwithstanding any other provision in this Agreement, in the event that it becomes unlawful for us to honor our obligation to make or maintain LIBOR loans hereunder, then we shall promptly notify the Company thereof and our obligation to make, maintain or to convert into LIBOR loans hereunder shall be suspended until such time as we may again make and maintain LIBOR loans. In such event, we shall make every effort to provide an alternative hereunder to such LIBOR loans which is reasonably comparable thereto.

3. REPRESENTATIONS AND WARRANTIES

The Company hereby represents to us that:

3.1 CORPORATE ORGANIZATION AND AUTHORITY: (i) The Company has the power, authority and capacity to execute, deliver and perform this Agreement and all other documents executed in connection herewith and (ii) this Agreement and the documents executed in connection herewith constitute valid and binding obligations of the Company and are enforceable in accordance with their respective terms.

3.2 FINANCIAL CONDITION: The Company represents and warrants that the financial statements of the Company furnished to the Bank fairly present the Company's financial position as of the date of such statements and the results of its operations and the changes in such financial position for the period then ended in accordance with generally accepted accounting principles consistently applied. As of the date of this Agreement and the date of any borrowing hereunder, the Company represents that no material adverse change has occurred since September 30, 1995 with respect to the ability of the Company to perform under this facility.

The Company will furnish the Bank audited financial statements within 120 days after the closing of the Company's fiscal year, and unaudited financial statements within 60 days after the closing of each of the first three fiscal quarters and will submit an Officer's Certificate of Compliance along with calculations of the financial covenants under 4.1. The Company will also provide any additional information as the Bank may reasonably request and will allow the Bank reasonable access to its books and records.

Accompanying the annual financial statements, the Company will provide an opinion of an independent certified public accountant of recognized national standing, which opinion shall state that said consolidated financial statements fairly present the consolidated financial condition and results of operations of the Company as at the end of, and for, such fiscal year, and a certificate of such accountants stating that, in making the examination necessary for their opinion, they obtained no knowledge, except as specifically stated, of any Default.

Promptly after the Company knows or has reason to know that any Default has occurred or any event which with notice or lapse of time or both would become an Event of Default, a notice of such Default describing the same in reasonable detail and, together with such notice or as soon thereafter as possible, a description of the action that the Company has taken and proposes to take with respect thereto; and

The Company will furnish, at the time it furnishes each set of financial statements, a certificate of a senior financial officer of the Company (i) to the effect that no Default has occurred and is continuing (or, if any Default has occurred and is continuing, describing the same in reasonable detail and describing the action that the Company has taken and proposes to take with respect thereto) and (ii) setting forth in reasonable detail the computations necessary to determine whether the Company is in compliance with the covenants per 4.1.

3.3 RESTRICTION ON FUNDAMENTAL CHANGES: The Company will not, and will not permit any of its subsidiaries to, enter into any transaction of merger or consolidation or liquidate, wind up or dissolve itself or convey, sell, lease, transfer or otherwise dispose of substantially all of its assets to any other Person, except in the ordinary course of its business, provided that the Company may merge with another Person if (i) the Company is the corporation surviving such merger and (ii) immediately after giving effect to such merger, no Default shall have occurred and be continuing.

4. COVENANTS

4.1 FINANCIAL COVENANTS: The Company covenants and agrees that so long as this facility shall remain available, and until the full and final payment of all indebtedness incurred hereunder, it will, unless we waive compliance in writing:

(a) Maintain a Fixed Charge Coverage ratio of not less than 1.5 to 1, measured at the end of each fiscal quarter. "Fixed Charge Coverage" means the sum of net income plus income taxes plus fixed charges (interest plus net rents) divided by fixed charges.

(b) Maintain a Tangible Net Worth of not less than the sum of $350 million, plus 30% of net income after taxes on a quarterly basis, plus 100% of any increase in shareholders' equity other than the quarterly income increases, measured at the end of each fiscal quarter, commencing with the quarter ended September 30, 1994.

(c) Maintain a Leverage Ratio not to exceed 2.5 to 1, measured at the end of each fiscal quarter, commencing with the quarter ended September 30, 1994. As used herein, "Leverage Ratio" means the ratio of total debt to tangible net worth. Total debt includes all borrowed money and lease obligations (including capital leases and operating leases, the latter to be calculated as six times the annual amount owed).

4.2 NEGATIVE PLEDGE: The Company will cause the payment obligations under this Agreement at all times to rank at least equally and ratably in all respects with all its other unsecured and unsubordinated indebtedness, and the Company will not, nor will it permit any of its subsidiaries to, create, incur, assume or suffer to exist any Lien upon any of its inventory, whether now owned or hereafter acquired, unless the benefit of the relevant security, or of alternative security satisfactory to us, is at the same time and in a manner satisfactory to us extended equally and ratably to the loans made and/or to be made and all other sums payable by the Company under this Agreement.

5. EVENTS OF DEFAULT

In the event of any of the following defaults, the Bank may without presentment, demand, protest or notice of any kind, all of which are hereby expressly waived by the Company, declare the principal of all drawings plus accrued interest to be immediately due and payable and terminate this line of credit:

5.1 Failure to pay principal, interest or fees under this Agreement within 10 days after such becomes due.

5.2 Failure to comply with any other covenants or obligation in this Agreement for 30 days.

5.3 If any material representation made by the Company to us concerning the Company's business or financial condition shall prove to have been incorrect when made.

5.4 If the Company shall default in the performance or observance of any provision or covenant contained within any existing loan agreement other than this Agreement which the Company may have in effect with any other lender, other than to us, during the tenor of this Agreement, and such default shall continue unremedied for a period of 20 calendar days.

5.5 If the Company shall admit its inability to pay its debts as they mature, or shall make an assignment for the benefit of any of its creditors, or proceedings are instituted by or against the Company under any bankruptcy, reorganization or insolvency law or other law for the relief of debtors.

5.6 If the Company shall suffer final judgment for the payment of money aggregating in excess of US$5,000,000 and shall not discharge the same within a period of 30 days unless, pending further proceedings, execution has not been commenced or if commenced has been effectively stayed.

5.7 The Company shall fail to meet any of its obligations under the Employment Retirement Income Security Act of 1974 ("ERISA") or notice of a proceeding to terminate any "plan" under ERISA to appoint a trustee of a "plan" is not dismissed within 60 days of such notice.

Upon the occurrence of any of the above listed events of default, we may, without prior notice, set off and apply any and all deposits maintained with us and any other indebtedness owing by us to the Company against any and all obligations of the Company hereunder.

6. EXPENSES

The Company agrees to reimburse us for all out-of-pocket expenses that we may incur relating to any default, dispute or enforcement of these terms and conditions or of the Revolving Promissory Note, including reasonable attorneys' fees, and all costs of collection.

The party prevailing with respect to any action brought by the other party with respect to the enforceability of this Agreement in any court of competent jurisdiction shall be reimbursed by the non-prevailing party for all reasonable costs and expenses, including reasonable attorneys' fees, with respect to this Agreement.

7. DOCUMENTATION

By your signature on this Agreement, you certify the continuing validity of the following documents:

(a) Certified copy of the Resolution of the Board of Directors of the Company dated September 16, 1992 authorizing the execution, delivery and performance of all documents relative to the commitment contemplated herein, and the making of the credit.

(b) Certified copies of the Articles of Incorporation and By-laws of the Company, certified as of September 16, 1992.

(c) Specimen Signature Records of the Company.

Our obligation to extend credit under this line of credit is conditioned upon the receipt of updated copies of any of the above documents as necessary, in form and substance satisfactory to us, and a signed copy of the enclosed Revolving Promissory Note.

8. MISCELLANEOUS

8.1 This Agreement is governed by California law, and may not be amended except by instrument in writing signed by the Company and us.

8.2 We may assign, negotiate, pledge, or otherwise hypothecate all or any portion of this Agreement, or grant participation herein or in any of our rights and security hereunder.

8.3 Nothing herein shall prohibit us from pledging or assigning the Revolving Promissory Note to any Federal Reserve Bank in accordance with applicable law.

If the foregoing meets with your approval, please sign and return to us the enclosed copy of this Agreement to signify your agreement with the terms and conditions stipulated therein.

It is our pleasure to make this line available to you, and we look forward to a long and mutually satisfactory relationship.


                                         Very truly yours,
                                           CREDIT SUISSE

          /s/ Stephen M. Flynn                      /s/ Deborah Shea
           Stephen M. Flynn                           Deborah Shea
       Member Senior Management                        Associate


Read, agreed and accepted:
Smith's Food & Drug Centers, Inc.
By:  /s/ Paul Tezak
Title: V.P. Finance & Treasurer

                           REVOLVING PROMISSORY NOTE

US$15,000.000                                                November 28, 1995



FOR VALUE RECEIVED, SMITH'S FOOD & DRUG CENTERS, INC., a Delaware Corporation (the "Company"), hereby promises to pay to Credit Suisse, (the "Bank"), or order, at the office of the Bank at 12 East 49th Street, New York, NY 10017 the principal sum of US$15,000,000 (US DOLLAR FIFTEEN MILLION) or such lesser amount as shall equal the aggregate unpaid principal amount of the loans made by the Bank to the Company under the letter agreement dated as of November 28, 1995 between the Company and the Bank (the "Agreement"), in lawful money of the United States of America and in immediately available funds, on the dates and in the amounts specified in the Agreement and to pay interest on the principal amount of each such loan, at such office, in like money and funds, for the period commencing on the date of such loan until such loan shall be paid in full, at the rates per annum and on the dates provided in the Agreement.

The books and accounts of the Bank shall be conclusive evidence, absent manifest error, of the amounts of all loans, interest, fees and other charges advanced, due, outstanding, or paid pursuant to the Agreement and this Note.

This Note is the Revolving Promissory Note referred to in the Agreement under
Section 1.2 and evidences loans by the Bank thereunder. This Note is entitled to the benefits of the Agreement, which Agreement, among other things, contains provisions for acceleration of the maturity hereof upon the happening of certain stated events. This Note shall remain valid and in force despite the fact that there may be times when no indebtedness is owning hereunder.

If payment is not made when due, then the unpaid principal and any accrued interest which are past due shall bear interest at the Bank's Base Rate (as defined in the Agreement) plus 1% per annum until paid in full.

Presentment, demand protest and diligence and notices of protest, dishonor and nonpayment of this Note and all notices of every kind are hereby waived by the Company and each endorser, guarantor and surety of this Note.

This Note shall be governed by and construed in accordance with the laws of the State of California.


                                             SMITH'S FOOD & DRUG CENTERS, INC.


                                             By: /s/Paul Tezak
                                                 V.P. Finance & Treasurer

                                             Address: 1550 S. Redwood Rd.
                                                      S.L.C. UT    84104